Exhibit H

                              Alabama Power Company
                         Proposed Notice of Proceedings
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         Alabama Power Company ("Alabama Power"), a wholly-owned subsidiary of
The Southern Company ("Southern"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), has filed an application-declaration (the "Application") under Sections 9(a) and 10 of the Act and Rules 44 and 23 thereunder. Alabama Power is sometimes hereinafter referred to as the "Applicant."
             In 1985, the Legislature of the State of Alabama enacted a law aimed at eliminating and avoiding the unnecessary duplication of electric distribution facilities by electric suppliers in the state, which law is now codified as ss.37-14-30 et seq., Code of Alabama, 1975 (the "Territorial Act"). Under the Territorial Act, the primary electric supplier within each municipality in the state is granted the option to acquire all distribution facilities of any secondary electric supplier used to supply retail electric service within the municipal limits of such municipality, and establishes a method of determining the price to be paid for such distribution facilities. Alabama Power and certain other primary electric suppliers have exercised this option.
             In some municipalities in Alabama, Alabama Power is the primary electric supplier, while in others it is the secondary electric supplier. Accordingly, in those municipalities where Alabama Power is the primary electric supplier, it proposes to exercise the option to purchase the distribution facilities of the secondary electric supplier in such municipalities for a stated consideration calculated in accordance with the provisions of the Territorial Act, which consideration shall not exceed, in the aggregate, $20 million.
             In certain municipalities where Alabama Power is the secondary electric supplier, it has received timely notice of the exercise of the purchase option from the primary electric supplier in such municipalities for the purchase of Alabama Power's distribution facilities for a stated consideration calculated in accordance with the provisions of the Territorial Act, which consideration shall not exceed, in the aggregate, $10 million.
         For the Commission, by the Division of Investment Management, pursuant to delegated authority.